Exhibit 99.1

ONSOLIS Relaunch Postponed Pending Product Modification

RALEIGH, N.C., March 12, 2012 - BioDelivery Sciences International, Inc. (NASDAQ: BDSI) today announced that the U.S. relaunch of ONSOLIS (fentanyl buccal soluble film) is being postponed until the product formulation can be modified to address two appearance issues raised by the U.S. Food and Drug Administration (FDA) following a recent inspection of the Aveva manufacturing facility where ONSOLIS is produced.

The discussion with FDA centered on the formation of microscopic crystals and a slight fading of the color during the 24-month shelf life of the product. While these changes do not affect the product’s underlying integrity or safety, the FDA believes that the fading of the color in particular may potentially confuse patients, necessitating a modification of the product and product specification before additional product can be manufactured and distributed.

An analysis by BDSI points to these changes being related to a specific excipient used in the manufacturing process that can be removed to resolve the problem. Importantly, the excipient in question is specific to the manufacture of ONSOLIS in the U.S. and is not used in the manufacturing process for BDSI’s other products, BEMA Buprenorphine and BEMA Buprenorphine/Naloxone (BNX), where such developments have never been noted. In addition, it is not expected to impact the launch of BREAKYL (brand name for ONSOLIS in E.U.) later this year. BDSI intends to provide further guidance related to timing of resolution of this matter as discussions continue with FDA and additional information becomes available.

“While we are disappointed by this unexpected event, the impact is limited as U.S. sales of ONSOLIS were not yet material to BDSI’s operations,” said Dr. Mark A. Sirgo, President and Chief Executive Officer of BDSI. “We are confident in our ability to work with our commercial partner, Meda, to make the necessary change to satisfy FDA’s concerns. Importantly, while we remain optimistic about the long-term potential of ONSOLIS, BDSI’s future value is based on the market potential of two Phase III products, BEMA Buprenorphine for chronic pain, which was recently licensed to Endo Pharmaceuticals for up to $180 million in milestone payments plus royalties, and BEMA Buprenorphine/Naloxone (BNX) for opioid dependence. BEMA Buprenorphine/Naloxone could become the next branded product to compete with Suboxone, which generated sales in 2011 of over $1.2 billion. Neither of these products is impacted by this development.”

About BioDelivery Sciences International

BioDelivery Sciences International (NASDAQ: BDSI) is a specialty pharmaceutical company that is leveraging its novel and proprietary patented drug delivery technologies to develop and commercialize, either on its own or in partnerships with third parties, new applications of proven therapeutics. BDSI is focusing on developing products to meet unmet patient needs in the areas of pain management and oncology supportive care. BDSI’s pain franchise currently consists of two products utilizing the patented BEMA technology. ONSOLIS (fentanyl buccal soluble film) is approved in the U.S., Canada, and the E.U. (where it will be marketed as BREAKYL), for the management of breakthrough pain in opioid tolerant, adult patients with cancer. The commercial rights are licensed to Meda for all territories worldwide except for Taiwan (licensed to TTY Biopharm) and South Korea (licensed to Kunwha Pharmaceutical Co.). BDSI’s second pain product, BEMA Buprenorphine, is being developed for the treatment of moderate to severe chronic pain and is in development in a high dose formulation with naloxone for the treatment of opioid dependence. BEMA Buprenorphine for chronic pain is licensed on a worldwide basis to Endo Pharmaceuticals. Additional product candidates are being developed utilizing the BEMA technology for conditions such as nausea/vomiting (BEMA Granisetron). BDSI’s headquarters is located in Raleigh, North Carolina. For more information, visit www.bdsi.com.

BDSI® and BEMA® are registered trademarks of BioDelivery Sciences International, Inc. ONSOLIS® is a registered trademark of Meda Pharmaceuticals, Inc. BREAKYL is registered trademark of Meda Pharma GmbH & Co. KG.

Cautionary Note on Forward-Looking Statements

This press release and any statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, the results of the Company’s and Meda’s discussions with the FDA regarding ONSOLIS and the timing for and results of the future relaunch of ONSOLIS in the U.S.) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contacts:

Brian Korb

Senior Vice President

The Trout Group LLC

(646) 378-2923

bkorb@troutgroup.com

Al Medwar

Vice President, Marketing and Corporate Development

BioDelivery Sciences International, Inc.

919-582-9050

amedwar@bdsi.com